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                                                                  EXHIBIT 10.147



                                                                     Exhibit G-1

                           POST-72 LOTS PURCHASE MONEY
                                 PROMISSORY NOTE


U.S. $847,800.00                                                Denver, Colorado
                                                               February 20, 1998


1. FOR VALUE RECEIVED, the undersigned (the "Borrower") promises to pay to MERCANTILE EQUITIES CORPORATION, a Nevada Corporation, and HARTSEL SPRINGS RANCH OF COLORADO, INC., a Colorado corporation, or order (collectively, the "Noteholder"), and amount equal to the difference between: (1) Eight hundred forty seven thousand eight hundred dollars (U.S.$847,800.00); and
     (2) the adjustments permitted under Section 9-A of that certain Amended and Restated Real Estate Purchase and Sales Agreement dated as of November 25, 1997, between Noteholder and the Borrower (the "Purchase Agreement"). Without limiting the foregoing, in the event:

     (a) a "Plan of Augmentation" (as defined in the Purchase Agreement) is approved by a final non-appealable order of the Water Court (or any court to which a decision of the Water Court has been appealed) on or before two (2) years and six (6) months from the "Closing Date" (as defined in the Purchase Agreement), then the principal balance of this Note shall be reduced by the Borrower's costs and expenses expended in obtaining approval of the Plan of Augmentation (such costs and expenses to included but not be limited to engineering fees, legal fees and court costs, but exclude all internal costs and expenses of Borrower for its staff personnel or otherwise). The Borrower shall, within ten (10) days of the date the order becomes final, furnish to Noteholder a written statement of the qualifying expenses incurred by the Borrower in obtaining approval of the Plan of Augmentation and Noteholder shall agree within ten (10) days of receipt of such written expenses. Failure of Noteholder to disagree within such ten (10) day period shall constitute the Noteholder's agreement with such expenses.

     (b) a Plan of Augmentation is not so approved, then: (1) in the event the Borrower elects, pursuant to Section 9-A of the Purchase Agreement, to proceed with the purchase, the principal balance of this Note shall be reduced to $640,874.00; or (2) in the event the Borrower elects, pursuant to Section 9-A of the Purchase Agreement, to reconvey the "Post-72 Lots" (as defined in the Purchase Agreement), then upon such reconveyance this Note shall (provided all payments of accrued interest are made to the date of reconveyance) be deemed paid in full. Notwithstanding the foregoing or any provision of the Purchase
          Agreement: (i) the Borrower shall not be obligated to reconvey any Post-72 Lost which the Borrower sold prior to the date the Borrower elects to reconvey the Lots (provided the Borrower has remitted the release price to the Noteholder as provided herein); (ii) any such reconveyance shall be subject to the provisions of Section 14 of the Purchase Agreement; and (iii) the Noteholder's obligation to accept a reconveyance shall be subject to the condition that Noteholder receive an Owner's ALTA Form B Marketability Policy effective as of the date of reconveyance at minimum promulgated risk rate premiums, without any guarantees and without any exceptions, standard or otherwise, other than the "Title Exceptions" (as defined in the Purchase Agreement).

     Except with respect to the obligation to pay accrued interest, this Post-72 Lots Purchase Money Promissory Note shall be recourse only to the Post-72 Lots as defined in the Purchase Agreement. Notwithstanding the foregoing, in the event a Plan of Augmentation is so approved or the Borrower elects to proceed with the purchase notwithstanding the fact that no such Plan of Augmentation has


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       been approved or the Borrower's  option to reconvey is  terminated,  then the Noteholder shall have full recourse to the Borrower (for principal and interest) and the adjusted principal of this Post-72 Lots Purchase Money Promissory Note shall be payable as follows:

             (1) In the event an Augmentation Plan has been approved, the adjusted principal balance hereof shall be payable in twenty (20) equal consecutive quarterly installments. Such installments shall be due and payable the last day of each March, June, September, and December, with the first such installment due on the first of such dates to occur after the Augmentation Plan becomes final and nonappealable. The principal amount of each installment shall be determined after the Augmentation Plan becomes final by dividing the adjusted balance of this Post-72 Lots Purchase Money Promissory Note by twenty (20).
             (2) In the event an Augmentation Plan has not been approved but the Borrower desires to purchase the Post 72 Lots, then the adjusted balance hereof shall be payable in twenty (20) equal consecutive quarterly installments of principal payable on the last day of each calendar quarter with the first such payment due on 9/30/2000 and the last such payment due on 6/30/2005.

2. In addition to the foregoing, the Borrower promises to pay interest on the unpaid principal balance hereof at a rate per annum equal at all times to 2% above the "Prime Rate" (as hereinafter defined). Accrued interest shall be due and payable quarterly in arrears on the last day of each March, June, September and December, with the first such payment due on the first of such dates to occur after the Closing Date. For purposes hereof, the "Prime Rate" shall mean the rate of interest indicated in the Wall Street Journal as the prime rate. Any change in the Prime Rate shall take effect on the date announced by the Wall Street Journal as the effective date of such change. Interest shall be calculated on the actual number of days elapsed on the basis of a year consisting of 360 days. However, for purposes of calculating interest, until a Plan of Augmentation is approved, or the Borrower elects to proceed with the purchase notwithstanding the fact that no Plan of Augmentation has occurred, or the Post-72 Lots are reconveyed, the unpaid principal balance of this Note shall be deemed to be $640,874.00 (less the aggregate amount remitted to the Noteholder to release any Lot or Lots).

3. Notwithstanding the foregoing: (a) in the event that any day on which principal or interest is due and payable is not a business day, then such payment shall be made on the next business day; and (b) the Noteholder shall furnish to the Borrower not later than five (5) days before the date of each payment is due hereunder a statement specifying the amount due on the next payment date (provided, however, that any failure to timely furnish such statement shall not affect the Borrower's obligations hereunder other than to extend the date payment is due until the fifth day after such statement is furnished). Interest shall continue to accrue during each extension contemplated in (a) and (b) of this paragraph. All payments shall be made by wire transfer of immediately available funds to such account as the Noteholder shall specify in writing.

4. If an "Event of Default" (as hereinafter defined) occurs, than, upon written notice to the Borrower, the Noteholder shall have the option to declare the entire unpaid principal balance hereof, together with all interest accrued hereon, to be immediately due and payable, whereupon the same shall at once become due and payable (an "Acceleration"). Upon an Acceleration, the unpaid principal balance hereof shall automatically accrue interest until paid in full at a default rate equal to the Prime Rate plus 5%. For purposes hereof, each of the following shall constitute an "Event of Default": (1) the failure to make, within five (5) days of the date due, any payment required to be made by the terms of this Post-72 Lots Purchase Money Promissory Note, that certain Post-72 Lots Deed of Trust dated as of the date hereof and securing the Borrower's obligations hereunder (the "Deed of Trust"), and the Purchase Agreement; (2) the Borrower fails to comply with, breaches any representation or warranty contained in, or is otherwise in default under any other provision of, this Note, the Deed of Trust, the Purchase Agreement, or any other promissory note, deed of trust, or other instrument or document between the Borrower and the Noteholder (or any one of them), including, without limitation, that


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     certain  "Purchase Money Note" and the "Purchase Money  Mortgage"  (both as defined in the Purchase Agreement); (3) the Borrower becomes insolvent or commences or has commenced against it any bankruptcy, reorganization, receivership, or like proceeding. The Noteholder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to, reasonable attorney fees.

5. The Borrower shall prepay this Post-72 Lots Purchase Promissory Note at the times and in the amounts set forth in the Deed of Trust. without limiting the foregoing, the Borrower shall prepay $3,000 of this Post-72 Lots Purchase Money Promissory Note each time a Lot is sold. In addition, the Borrower may prepay the principal amount outstanding under this Post-72 Lots Purchase Money Prommisory Note, in whole or in part at any time. No penalties shall be assessed on any prepayment. Until the number and the amount of the installments have been established, prepayments will be applied to amounts ultimately determined, prepayment (other than prepayments arising from the sale of Lots) will be applied to principal installments in the inverse order of maturity. Prepayments arising as a result of the sale of Lots will (as long as no Event of Defaul shall have occurred and be continuing) be applied to installments in the order of maturity. All prepayments shall be irrevocable.

6. The Borrower and all other makers, sureties, guarantors, and endorsers hereby waiver presentment, notice of dishonor and protest, and they hereby agree to any extension of time of payment and partial payments before, at or after maturity. This Note shall be joint and several obligations of Borrower and all other makers, surities, guarantors and endorsers, and their successors and assigns.

7. Any notice to Borrower or the Noteholder provided for in this Post-72 Lots Purchase Money Promissory Note shall be in writing and shall be deemed to have been given if delivered by hand, snet by recognized overnight courier (such as Federal Express), sent by facsimile transmission, or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows (or to such address as may be specified by like notice):

       If to the borrower at:                  Preferred Equities Corporation
                                               4310 Paradise Road
                                               Las Vegas, Nevada   89109
                                               Attn:  Frederick H. Conte and
                                               Jon Joseph
                                               Fax: (702) 369-4398

       If to Noteholder at:                    Hartsel Springs Ranch
                                               P. O. Box 5
                                               Hartsel, Colorado   80449
                                               Attn:  Richard Grumet
                                               Fax No. (719) 836-0321

       With a copy to:                         Gregory Lattimer
                                               2870 Juniper Drive
                                               Golden, Colorado   80401
                                               Fax No. (303) 215-1204

8. The indebtedness evidenced by this Note is secured by the Deed of Trust, and, until released, said Deed of Trust contains additional rights of the Noteholder. Reference is made to said Deed of Trust for such additional terms. Such Deed of Trust covers the property identified to Exhibit A hereto which is incorporated by reference herein.


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9.   Payments  received for  application  of this Note shall be applied first to all out of pocket costs and expenses to which the Noteholder is entitled to reimbursement (whether under this Note, the Deed of Trust or otherwise), next to accrued and unpaid interest, and finally to the unpaid principal balance hereof. Payments made to release Post-72 Lots from the Deed of Trust shall be applied as provided in paragraph 5 above.

10. Once adjusted principal amount of this Note has been determined, the Noteholder may sell the Note and assign Deed of Trust or may otherwise assign the Note and the Deed of Trust to a bank or financial institution as collateral security for a loan. In the event it does so, the Borrower agrees to execute such acknowledgement as to amounts owing under the Note (or restate this Note with the proper amount owing) as the Noteholder may request and will, provided all release and any other obligation under the Deed of Trust are met, agree to make all payments under the Note without offset, deduction or counterclaim of any type or nature whatsoever.

11. This Note shall be governed by and construed in accordance with the internal laws of the State of Colorado.



ATTEST:

/s/  JON A. JOSEPH                           PREFERRED EQUITIES CORPORATION

                                             By:  /s/ RICHARD L. RODRIGUEZ
                                             It:   Vice President